Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 4, 2006, in the Registration Statement on Form S-1 and related Prospectus of Artes Medical, Inc. expected to be filed on or about May 12, 2006.

/s/ Ernst & Young LLP
San Diego, California
May 10, 2006